Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-139464, 333-142642, 333-146216 and 333-147200 on Form S-3 and Nos. 333-145079 and 333-135366 on Form S-8 of our report, dated June 25, 2008, appearing in this Annual Report on Form 10-K of Oilsands Quest Inc. for the year ended April 30, 2008.
/s/ KPMG LLP
Calgary, Canada
June 27, 2008